[PLUG POWER LOGO APPEARS HERE]

Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2004

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

PLUG POWER REPORTS RESULTS FOR 2ND QUARTER

Additional channel partners signed, shipments and contract revenues up

LATHAM, N.Y. – July 28, 2004 — Plug Power Inc. (NASDAQ: PLUG), a leader in the development of proton exchange membrane fuel cell systems, today reported financial results and accomplishments for the quarter ended June 30, 2004.

Accomplishments during the quarter included:

♦	Expanded channels for GenCore product distribution: New distributor agreements were signed with providers of equipment and service solutions to premium power markets.

■	Pianeta of Italy, the first hydrogen system integration company in Italy offering a wide range of services for installation and management of stationary fuel cells and hydrogen production equipment.

■	H.M. Cragg Company of Minnesota, a mid-west distributor and manufacturer’s representative of powerware products, batteries and services.

■	J&M Schaefer Inc. of New York, a provider of direct current (DC) power for industrial batteries, chargers for forklift trucks and critical backup power for computers, emergency lighting, telecommunication and utility equipment.

♦	Signed service agreement with Tyco: Plug Power signed an agreement with Tyco Electronics Installation Services Inc., a subsidiary of Tyco Electronics, a leading provider of services in the communications market. Under the agreement, Tyco technical trainers completed a Plug Power GenCore training program to enable them to install and service Plug Power’s GenCore® fuel cell systems throughout the United States and its territories. Tyco Electronics Installation Services Inc. offers DC power installation and maintenance support services to its customers through a nationwide workforce of approximately 300 technicians.

♦	Awarded government programs for 43 Plug Power fuel cell systems: Plug Power was awarded government programs under which the Company expects to supply 43 fuel cell systems for a variety of applications. The programs are sponsored by:

■	Naval Facilities Engineering Service Center for installation of GenSys fuel cell systems at Naval bases in New York, California and Hawaii. Partners in the project include Sandia National Laboratories and LOGANEnergy Corporation.

■	U.S. Air Force and U.S. Army Corps of Engineers for installation of GenCore fuel cell systems. The program supports the Common Core Power Production Initiatives for Basic Expeditionary Airfield Resources Base.

■	New York State Energy Research and Development Authority for three clean energy projects including a rural/remote, grid-independent project, hybrid fuel cell/battery storage project and feasibility study of high-temperature systems.

♦	Increased shipments: 55 systems were shipped during the quarter bringing year-to-date shipments to 79 systems, compared to 41 during the same six month period last year.

■	28 GenCore systems were delivered to global customers and distribution partners including; Hidrener Hydrogen Energy Systems Inc. of Turkey, siGEN Limited of Aberdeen, Scotland, IST Group Limited of South Africa and H.M. Cragg of North America.

■	27 GenSys systems were delivered to new and existing customers including the U.S. Air Force, Sandia National Laboratories and LOGANEnergy Corp.

Financial results:

Net cash used in operating activities for the second quarter ended June 30, 2004, was $9.9 million, including $2.1 spent for working capital, which primarily increased accounts receivable, compared to $10.8 million in the second quarter of 2003. The amount in 2003 included $2.4 million spent for acquisition fees and expenses, severance and integration costs related to the Company’s acquisition of H Power Corp. (H Power). Year-to-date, net cash used in operating activities was $18.5 million, compared to $19.3 million in the prior year, which included $3.1 million related to H Power. (See attached financial highlights).

Total revenue for the second quarter ended June 30, 2004, was $3.7 million compared to $3.1 million for the second quarter of 2003. Year-to-date total revenue was $7.0 million compared to $6.1 million in 2003. The Company continues to defer product and service revenue at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $6.5 million at June 30, 2004 compared to $4.3 million at June 30, 2003.

Net loss for the quarter was $11.3 million or $0.15 per share, compared to $12.8 million or $0.21 per share for the same period in 2003. Year-to-date, the net loss was $23.3 million or $0.32 per share, compared to $26.6 million or $0.47 per share for the same period last year. The 2003 net loss includes a charge of $3.0 million for the write-off of in-process research and development expense related to the acquisition of intellectual property and certain other assets acquired as a result of the merger with H Power.

Research and development expenditures combined with cost of revenues decreased to $10.9 million for the second quarter ended June 30, 2004, compared to $11.7 million for the same period during 2003. Year-to-date these expenses were $23.2 million compared to $26.0 million for the same period last year. As described above, the amount in 2003 includes a charge of $3.0 million for the write-off of in-process research and development expenses as a result of the merger with H Power.

Weighted average shares outstanding for the second quarter ended June 30, 2004, increased to 73.1 million shares, compared to 60.4 million shares during the second quarter of 2003. Year-to-date weighted average shares outstanding increased to $73.0 million compared to $56.0 million in 2003. At June 30, 2004, there were 73,141,633 shares issued and outstanding.

Plug Power has scheduled a conference call today at 10:00 AM (ET) to review its second quarter 2004 results. Interested parties are invited to participate. To listen to the conference call, please call 617.786.4514 and enter the passcode PLUG. The live Web cast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the Web site until August 28, 2004. See the attached financial highlights for the second quarter 2004. For more information about Plug Power please visit http://www.plugpower.com.

About Plug Power

Plug Power Inc. designs and develops on-site energy systems based on proton exchange membrane fuel cells. Plug Power’s strategic partners include GE Fuel Cell Systems, DTE Energy Technologies, Vaillant GmbH, Honda R&D Co., Ltd., Engelhard Corporation and Pemeas GmbH (formerly Celanese Ventures.) The Company’s headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands.

###

This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug

Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2003, dated March 11, 2004 and filed with the Securities Exchange Commission on March 11, 2004, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$40,623,374	$88,685,255
Restricted cash	345,000	345,000
Marketable securities	42,255,521	13,318,850
Accounts receivable	4,578,896	3,307,627
Inventory	3,586,247	2,663,741
Prepaid development costs	—	708,481
Other current assets	1,887,340	1,253,510

Total current assets	93,276,378	110,282,464

Restricted cash	4,330,274	4,330,274
Property, plant and equipment, net	22,981,620	24,122,266
Intangible asset	2,062,500	3,437,500
Investment in affiliates	6,689,550	7,588,891
Goodwill	10,388,980	10,388,980
Other assets	383,596	438,396

Total assets	$140,112,898	$160,588,771

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,174,405	$1,975,370
Accrued expenses and other current liabilities	2,574,673	3,836,583
Deferred revenue	6,531,393	5,184,932

Total current liabilities	11,280,471	10,996,885

Long-term debt and other liabilities	5,367,410	5,305,765

Total liabilities	16,647,881	16,302,650

Stockholders’ equity	123,465,017	144,286,121

Total liabilities and stockholders’ equity	$140,112,898	$160,588,771

Statements of Operations Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue
Product and service revenue	$1,508,040	$2,145,531	$2,859,127	$4,178,594
Research and development contract revenue	2,176,974	958,643	4,111,492	1,877,935

Total revenue	3,685,014	3,104,174	6,970,619	6,056,529

Cost of revenue and expenses
Cost of product and service revenue	1,753,054	2,055,753	2,647,898	2,620,289
Cost of research and development contract revenue	3,065,020	1,285,122	5,654,906	2,486,569

In-process research and development	—	—	—	3,000,000
Research and development expense:
Noncash stock-based compensation	265,361	288,667	739,544	514,792
Other research and development	7,593,920	10,124,310	16,851,122	20,029,640
General and administrative expense:
Noncash stock-based compensation	333,179	83,675	585,388	104,676
Other general and administrative	1,972,961	1,788,355	3,627,451	3,289,082

Operating loss	(11,298,481)	(12,521,708)	(23,135,690)	(25,988,519)

Interest income, net	433,015	174,704	783,954	359,821

Loss before equity in losses of affiliates	(10,865,466)	(12,347,004)	(22,351,736)	(25,628,698)

Equity in losses of affiliates	(433,523)	(479,887)	(899,341)	(965,088)

Net loss	$(11,298,989)	$(12,826,891)	$(23,251,077)	$(26,593,786)

Loss per share — basic and diluted	$(0.15)	$(0.21)	$(0.32)	$(0.47)

Weighted average number of shares outstanding	73,054,440	60,368,062	72,997,887	56,040,409

Statements of Cash Flows Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net loss	$(11,298,989)	$(12,826,891)	$(23,251,077)	$(26,593,786)
Non-cash expense	3,472,409	2,932,847	7,209,886	8,593,783
Changes in assets and liabilities	(2,077,488)	(940,274)	(2,508,353)	(1,317,800)

Net cash used in operating activities	$(9,904,068)	$(10,834,318)	$(18,549,544)	$(19,317,803)

Proceeds from acquisition, net	$—	$—	$—	$29,465,741
Purchase of property, plant and equipment	(308,992)	(88,229)	(707,831)	(137,364)
Marketable securities	(9,198,431)	6,022,797	(29,464,761)	11,823,634

Net cash provided by (used in) investing activities	$(9,507,423)	$5,934,568	$(30,172,592)	$41,152,011

Proceeds from stock options and employee stock purchase plan	$250,959	$196,134	$692,947	$210,099
Other	(11,889)	(1,274)	(32,692)	(2,519)

Net cash provided by financing activities	$239,070	$194,860	$660,255	$207,580